THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE (this "Amendment") is made as of this 23rd day of July, 2009, by and between **RB KENDALL FEE, LLC** ("Landlord") and **IDENIX PHARMACEUTICALS, INC.**, having a mailing address at One Kendall Square, Building 1400, Cambridge, Massachusetts 02139 ("Tenant").

RECITALS:

A. Reference is made to an Indenture of Lease dated June 8, 2005 by and between One Kendall Square Associates, LLC, the predecessor in title to Landlord, and Tenant, as amended by a First Amendment of Lease dated July 24, 2006, and Second Amendment of Lease dated September 7, 2006, demising approximately 49,248 s.f. of rentable square feet of space on a portion of the first, fourth, fifth and penthouse floors of Building No. 1400, One Kendall Square, Cambridge, Massachusetts and an approximate 665 square foot storage space in the basement of said Building (the "Lease"). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor's and lessee's interests in the Lease.

C. Landlord and Tenant now desire to amend the Lease as set forth herein.

D. Capitalized terms not defined herein shall have the meanings set forth in the Lease.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Deleted Space; Effective Date. On or before the Effective Date (defined below), Tenant shall quit, vacate and deliver up, in accordance with the surrender provisions of the Lease, including Section 22, and free of all subtenants, that portion of the Premises demised under the Lease shown cross-hatched on Exhibit A attached hereto, consisting of (a) approximately 5,233 rentable square feet of space on the 4th floor of the Building; (b) approximately 7,501 rentable square feet of space on the 3rd floor of the Building; and (c) approximately 665 rentable square feet of space in the basement of the Building (the "Deleted Space"). Upon the Effective Date, (x) the Premises demised pursuant to the Lease shall consist of approximately 36,513 rentable square feet; (y) the Deleted Space shall be deemed to no longer constitute a portion of the Premises demised pursuant to the Lease; and (z) Tenant shall have no leasehold or other right, title, or interest in or to the Deleted Space. Tenant shall remain liable for any and all obligations and agreements under the Lease relating to the Deleted Space accruing on or before the Effective Date and for any amounts incurred by Landlord or due and payable under the Lease in the event Tenant fails to quit and deliver up the Deleted Space on or before the Effective Date. As used herein, the "Effective Date" shall mean the later to occur of (a) April 1, 2010, or (b) the date Tenant quits, vacates and delivers up the Deleted Space in accordance with the terms and conditions of this Agreement. In the

event that Tenant does not vacate the Deleted Space on or before April 1, 2010, Tenant shall be considered a Tenant-at-Sufferance as described in Section 22 of the Lease with respect to the Deleted Space and shall pay rent for the Deleted Space to Landlord as provided therein for each day after April 1, 2010 that Tenant occupies the Deleted Space, in whole or in part.

2. Condition of Premises. Tenant acknowledges and agrees that it currently occupies the Premises and is familiar with the condition thereof and that the Premises as affected hereby is leased to Tenant in "As-Is" condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant's use thereof.

3. Term. The Lease term is hereby extended for an additional period of one (1) year (the "Additional Term"), commencing on the Effective Date and expiring at 11:59 p.m. on that date which is the day before the one-year anniversary of the Effective Date (the "Termination Date"), unless otherwise terminated in accordance with the Lease.

4. Basic Annual Rent. Beginning on the Effective Date, the Yearly Rent in respect of the Premises as affected hereby shall be as follows:

Period	Rentable Square Feet	Yearly Rent	Monthly Rent	Rent Per Square Foot
Effective Date—Termination Date	36,513	$1,186,672.50	$98,889.38	$32.50

5. Additional Rent; Tenant's Proportionate Share. (a) Exhibit 1 to the Lease is hereby amended to provide that as of the Effective Date, the Building Operating Costs Base is the actual amount of Building Operating Costs for calendar year 2010; the Common Operating Costs Base is the actual amount of Common Operating Costs for calendar year 2010; the Common Tax Base is the actual amount of Common Taxes payable during fiscal/tax year 2010; and the Building Tax Base is the actual amount of Building Taxes payable during fiscal/tax year 2010.

(b) As of the Effective Date, Tenant's Proportionate Building Share shall be reduced to 26.9% and Tenant's Proportionate Common Area Share shall be reduced to 5.53%.

6. Extension Right Void. Section 29.14 of the Lease, regarding Tenant's option to extend the Term of the Lease, is hereby deleted and is of no further force or effect.

7. Parking. Upon the Effective Date, the number of parking passes available for Tenant's use in the OKS Garage pursuant to, and in accordance with, Section 29.18 of the Lease, shall be reduced to thirty-seven (37). The parties acknowledge and agree that the monthly charge for such passes shall be based upon market rates then charged in the OKS Garage and in similar garages located in the East Cambridge/Kendall Square market, as such rates may vary from time to time (as of the date of this Amendment the market rate is $210.00 per month).

8. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Amendment other than Beal and Company, Inc. and Richards, Barry, Joyce & Partners (collectively, the "Broker") and in the event of any brokerage claim against either party by any person claiming to have dealt with either

Landlord or Tenant in connection with this Amendment, other than the Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Landlord shall pay any commission due the Broker pursuant to a separate agreement.

9. Ratification. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:

RB KENDALL FEE, LLC

By: /s/ ROBERT L. BEAL
Name: Robert L. Beal
Title: Its Authorized Signatory

TENANT:

IDENIX PHARMACEUTICALS, INC.

By: /s/ JEAN-PIERRE SOMMADOSSI, PHD
Name: Jean-Pierre Sommadossi
Title: Chairman and CEO
Hereunto duly authorized

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